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                                 HYDE ATHLETIC INDUSTRIES, INC. AND SUBSIDIARIES
                                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                            For the                         For the
                                      Thirteen Weeks Ended           Twenty-Six Weeks Ended
                                      --------------------           ----------------------

                                   June 30,          July 1,        June 30,       July 1,
                                     1995             1994            1995           1994
                                     ----            -----            ----           ----

PRIMARY

 Net income applicable to
   common stock                  $    839,037   $     183,694   $    1,467,976   $    700,519
                                 ------------   -------------   --------------   ------------


 Weighted average shares:
   Average shares outstanding       6,232,105       6,447,276        6,232,774      6,449,732
    Dilutive stock options
    based upon application
    of the treasury stock
    method using average
    market price                       13,808          10,190           16,539          6,950
                                 ------------   -------------   --------------   ------------


      Total shares                  6,245,913       6,457,466        6,249,313      6,456,682
                                 ============   =============   ==============   ============

 Net income per share            $       0.13   $        0.03   $         0.23   $       0.11
                                 ============   =============   ==============   ============

FULLY DILUTED

 Net income applicable to
    common stock              		 $    839,037   $     183,694   $    1,467,976   $    700,519
                                 ------------   -------------   --------------   ------------


 Weighted average shares:
   Average shares outstanding       6,232,105       6,447,276        6,232,774      6,449,732
    Dilutive stock options
    based upon application of
    the treasury stock method
    using market price at end
    of period or average market
    price, if greater                  13,793          10,155           17,313          7,110
                                 ------------   -------------   --------------   ------------


      Total shares                  6,245,898       6,457,431        6,250,087      6,456,842
                                 ============   =============   ==============   ============

 Net income per share            $       0.13   $        0.03   $         0.23   $       0.11
                                 ============   =============   ==============   ============
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